EXHIBIT 99.2

On May 3, 2006, inTEST Corporation held a webcast conference call to review its first quarter 2006 results and discuss management's expectations for the second quarter of 2006 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Welcome to inTEST's First Quarter 2006 Results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. If you have a question, you will need to press the star, followed by the one, on your push-button phone. If anyone should require Operator assistance during the conference, please press star, zero on your telephone key pad. As a reminder, this conference is being recorded today. A replay will also be accessible at www.intest.com, or you may dial 877-660-6853. The conference ID is 199015, and the account number is 3055.

I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you, Operator. Good afternoon, everyone, and welcome to inTEST's First Quarter Results call. Joining us today from inTEST are Robert Matthiessen, President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the first quarter. Hugh will then review inTEST's detailed financial results and guidance. We'll then have time for any questions. If you have not yet received a copy of today's release, please call The Ruth Group at 646-536-7003, or you can get a copy off of inTEST's website.

Before I begin the formal remarks, the company's attorneys advise this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially, depending on a number of risks factors including, but not limited to, the following: changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with the company's products, implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, the company's periodic reports on Form 10-K, Form 10-Q, and Form 8-K. The company undertakes no obligation to update the information on today's call to reflect events or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thanks, David, and welcome everybody to today's call. This was another positive quarter for us. Our revenue for the quarter came in at mid-point of our guidance, while our pre-tax earnings were at the high end of the range. Our results reflect higher demand levels, a favorable product mix, and continued cost controls throughout the business. Bookings for the first quarter of 2006 were $15.5 million, compared with $13.3 million in the fourth quarter of 2005. We are quite encouraged with the fact that orders were strong across all three of inTEST's core product lines. We believe bookings in the second quarter of 2006 will increase over the level experienced in the first quarter. We anticipate that the increase in bookings will be driven primarily by increased capital expenditures by our existing customers, and our new product families gaining traction in the marketplace. In fact, over the past year we have introduced new products in all three of our product segments.

Our docking and manipulator business experienced strong manipulator bookings from both end users and tester-company OEM's indicating that the tester business has picked up substantially. We have also seen strong bookings for some of our larger, more complex docking systems. Again, these orders have come from both end users and OEM's for specific end users.

Our tester interface segment, whose operating losses during 2005 had negatively affected earnings over the past year, reduced its operating loss in the first quarter of 2006 by approximately $479,000 due to a combination of increased sales and improved gross margins. Much of this business is driven by our high-end Centaur interfaces that utilize our Transpar signal modules. This technology allows us to efficiently develop interfaces for both high pin count, medium speed applications such as flash memory, as well as low pin count, high speed applications such as gigahertz, microprocessor and communications devices.

Additionally, we continue to make progress on the previously announced contract with a major IDM. As we stated on the last call, this contract is expected to be a driver of our tester interface business in 2007, rather than 2006, with shipments beginning in the latter part of 2006. The interface business is now back on a strong footing, with very encouraging bookings and sales.

Our Temptronic Division in Sharon, Massachusetts continues their success with both traditional semiconductor customers as well as the new business they are building outside of the semi industry. In fact, they have recently developed a -90 degree ThermoStream to be used with Thermo Chambers that will greatly enhance their offerings to the non-semi-conductor portion of the business.

And so we are seeing a healthy demand in the market and expect that inTEST will continue to benefit from the improved macro environment. The overall momentum of our business continues to be positive, and we are managing all facets of our supply chain to efficiently meet customer demand.

Let me turn the call over to Hugh now.

Hugh Regan, Jr.:

Thanks, Bob. First I'll review the income statement. For the first quarter of 2006, end user net revenue was $10.3 million, or 75% of net revenues, compared with $10.7 million, or 76% of net revenues in the fourth quarter of 2005. OEM net revenue was $3.4 million, or 25% of net revenues in the first quarter, compared with $3.4 million, or 24% of net revenues in the fourth quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $7.4 million, or 54% of net revenues in the first quarter, compared with $8.5 million, or 60% of net revenues in the fourth quarter.

Our temperature management segment had net revenues of $4.6 million, or 34% of net revenues in the first quarter, compared with $4.1 million, or 29% of net revenues in the fourth quarter.

Finally, our tester interface segment reported net revenues of $1.7 million, or 12% of net revenues in the first quarter, compared with $1.5 million, or 11% of net revenues in the fourth quarter.

The company's overall gross margin for the quarter end of March 31st increased to $5.8 million, or 42.5% of net revenues, compared to $5.9 million, or 41.9% of net revenues for the fourth quarter. The increase in gross margin at the percentage of net revenues is primarily the result of reduction in material costs. Material cost was 35.7% of net revenues in the first quarter of 2006, compared with 38.2% in the fourth quarter of 2005. This reduction was the result of a more favorable product mix in the first quarter compared to the fourth quarter. Partially offsetting this improvement was an increase in inventory output obsolescence expense which was $172,000 or 1.3% of net revenues for the first quarter of 2006, compared with $18,000, or one-tenth of a percent of net revenues in the fourth quarter.

I'll now discuss a breakdown of operating expenses. Spending expense was $2.1 million or 16% of net revenues for the first quarter, compared to $1.9 million, or 14% of net revenues for the fourth quarter, an increase of $225,000, or 12%. This increase is primarily due to increased levels of sales commission expense and travel costs. Sales commissions increased approximately $136,000, as a result of higher levels of commissionable end user sales in the first quarter, compared to the fourth quarter, and travel expense increases due to increased booking activity during the quarter.

Engineering and product development expense was $1.3 million, or 9% of net revenues in the first quarter, compared to $1.5 million, or 11% of net revenues in the fourth quarter, an increase, excuse me, a decrease of $194,000, or 13%. This decrease is primarily the result of the receipt of a $234,000 reimbursement payment from a major IDM customer for engineering services. We expect to receive up to $1.4 million in reimbursement for engineering services over the next 12 months from this customer. There were also decreases in amounts spent on product development materials and third party product development consultants. These decreases were offset by $154,000 increase in salary expense, due to increased levels of product development staff.

General and administrative expense of $2.1 million, or 15% of net revenues in the first quarter, compared to $2.0 million, or 14% of net revenues in the fourth quarter, an increase of $144,000, or 7%. The increase was primarily the result of higher levels of professional fees consisting of $173,000 in audit stock compliance costs, as well as an $88,000 increase in patent legal costs. These increases were partially offset by reductions in pension accruals and profit-related bonuses for foreign staff.

Results for the fourth quarter of 2005 included restructuring and other charges of 124,000, or approximately $0.150 per diluted share, related to inTEST's previously announced restructuring efforts, and there were no similar charges in the quarter ending March 31st, 2006.

Other income was $70,000 for the first quarter of 2006, compared to other expense of $16,000 for the fourth quarter of 2005, a change of $86,000 quarter-over-quarter. The change is primarily driven by a $58,000 reduction in foreign exchange losses, as well as an increase in interest income. Our pre-tax income was $385,000, or $0.04 per diluted share for the first quarter, compared to $418,000, or $0.05 per diluted share in the fourth quarter.

Income tax expense was $45,000 for the first quarter, compared to $226,000 for the fourth quarter, and our effective tax rate was 12% in the first quarter, compared to 54% in the fourth quarter. Income tax expense recorded in both quarters related to taxable income in several of our foreign subsidiaries.

Our net income for the first quarter was $340,000, or $0.04 per diluted share, compared to $192,000 or $0.02 per diluted share in the fourth quarter. Diluted average shares outstanding were $9.1 million for the first quarter, compared to $9.0 million for the fourth quarter.

I'll now review the balance sheet. Cash and cash equivalents at the end of March were $8.5 million, up from $7.3 million at the end of December. The increase in cash was the result of collection of receivables. We currently anticipate that cash will increase throughout the balance of 2006. Accounts receivable was $9.2 million at the end of March, compared to $9.4 million at the end of December, and inventories were $6.2 million at the end of the first quarter, compared to $6.2 million at the end of the fourth quarter.

Total current assets stood at $24.6 million at March, compared to $23.6 million at the end of December, and capital expenditures during the first quarter were $118,000, compared to $111,000 in the fourth quarter.

Net property, plant and equipment stood at $3.7 million at the end of this quarter, down from $4.0 million at the end of December. Good will and intangible assets were $2.8 million, that's at March 31, compared to $2.7 million at December 31st, and total assets were $31.7 million at March 31, compared to $30.9 million at the end of December.

Accounts payable was $2.8 million at March 31, up from $2.5 million at the end of December, and accrued expenses were $4.5 million at the end of the first quarter, compared to $4.3 million at the end of December.

Current liabilities total $7.6 million at March 30th, compared to $7.4 million at December, and finally, stockholders' equities stood at $23.4 million at the end of the first quarter, up from $22.8 million at the end of the year.

As previously noted by Bob, bookings for the first quarter were $15.5 million, compared to $13.3 million for the fourth quarter, an increase of 17%. Our backlog at the end of the first quarter with $7.8 million, compared to $6.0 million at the end of the fourth quarter.

Finally, let me comment on our guidance for the second quarter of 2006. Based on current customer forecasts, we expect net revenues will be in the range of $14.5 to $15.5 million, with pre-tax earnings ranging from $0.04 to $0.10 per diluted share. This guidance is before any additional costs associated with our restructuring efforts. I will emphasize again that this guidance is before recording any income tax expense, as a result of recording a valuation allowance against all net-deferred taxed assets as required by FAS 109, we have not been recording, full income tax expense or benefit on our results for several quarters. We expect to continue in this mode until we have sufficient earnings to fully utilize our current tax loss carry forwards.

That's it for my financial review at this time. We will now open up for Q&A.

Operator:

Ladies and gentlemen, at this time we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone key pad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your hand-set before pressing the star key. One moment, please while we poll for questions.

Once again, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone key pad.

I'm showing we have no questions at this time. I would like to turn the floor back over to management for closing comments.

* * * * * * * * * * * * * * * * * * * * * * * * *

[Non-material closing remarks omitted]